UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CF Industries Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2697511
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

4 Parkway North, Suite 400 Deerfield, IL	60015
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, $0.01 par value per share (including preferred stock purchase rights)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A dated August 5, 2005 and filed with the Securities and Exchange Commission (File No. 001-32597) on August 8, 2005 (the “Form 8-A”) by CF Industries Holdings, Inc., a Delaware corporation (the “Registrant”). The Form 8-A is incorporated herein by reference.

On August 31, 2010, the Registrant and Mellon Investor Services LLC, as successor to The Bank of New York, as the rights agent under the Registrant’s Rights Agreement, dated as of July 21, 2005 (the “Rights Agreement”), entered into an amendment to the Rights Agreement (the “Amendment”).  The Amendment adds an exception to the definition of “Acquiring Person” in the Rights Agreement to permit certain investors to acquire up to 20% of the Registrant’s outstanding common stock without becoming an Acquiring Person for purposes of the Rights Agreement so long as such investors continue to meet the requirements for such ownership set forth in the Rights Agreement, as amended.  Generally, the exception applies to any person who reports or is required to report such ownership (but less than 20.0%) on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or on Schedule 13D under the Exchange Act, which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Registrant or engage in any of the actions specified in Item 4 of Schedule 13D (other than sales of the Registrant’s common stock).

The foregoing description of the Amendment is qualified in its entirety by reference to the copy of the Amendment filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.	Description

4.1

First Amendment to the Rights Agreement, dated as of August 31, 2010, between CF Industries Holdings, Inc. and Mellon Investor Services LLC, as successor to The Bank of New York (incorporated by reference to Exhibit 4.1 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on September 3, 2010, File No. 001-32597).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 3, 2010	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel, and Secretary